Exhibit 99.1

MFA

FINANCIAL, INC.

350 Park Avenue

New York, New York 10022

PRESS RELEASE	FOR IMMEDIATE RELEASE

August 6, 2020	NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson
212-371-5999

MFA Financial, Inc. Announces Second Quarter 2020 Financial Results and declares $0.05 common dividend

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today provided its financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 financial results update:

•	MFA generated second quarter net income of $88.4 million, or $0.19 per common share.

•	During the second quarter, we continued to take actions to preserve book value, reduce leverage, generate liquidity and stabilize our financial position. MFA sold approximately $3.2 billion of residential mortgage assets, realizing net gains of $49.5 million for the quarter. In addition, overall asset prices recovered appreciably during this period, resulting in a partial recovery of the significant losses recorded in the first quarter. Unrealized gains on residential mortgage securities accounted for at fair value were $64.4 million during the quarter and the overall price appreciation of residential mortgage assets drove the positive changes in our book value.

•	As previously announced, on June 26, 2020 we finalized a number of financing transactions, including a $500 million capital raise through a private senior secured loan agreement and approximately $2.0 billion of non-mark-to-market term borrowing facilities. In conjunction with the completion of the transactions, we also entered into agreements to reinstate our repurchase agreement financings with certain of our financing counterparties on an ongoing basis on renegotiated terms and to terminate the forbearance agreements we initially entered into on April 10, 2020.

•	After taking into consideration dividends payable on our Series B and Series C Preferred Stock that were reinstated and declared on July 1, 2020 and paid on July 31, 2020, estimated undistributed REIT taxable income as of June 30, 2020 is $0.16 per common share.

•	GAAP book value at June 30, 2020 was $4.51 per common share, while Economic book value, a non-GAAP financial measure of MFA’s financial position that adjusts GAAP book value by the amount of unrealized market value changes in residential whole loans held at carrying value for GAAP reporting, was $4.46 per common share at quarter-end.

•	MFA also announced today that it has declared a regular cash dividend of $0.05 per share of common stock. The dividend will be paid on October 30, 2020, to stockholders of record on September 30, 2020.

Commenting on the second quarter 2020 results, Craig Knutson, MFA’s CEO and President said, “The second quarter of 2020 was anything but “business as usual” for MFA Financial. The global COVID-19 pandemic led to unprecedented market conditions late in the first quarter of this year, and as we entered the second quarter, we were negotiating with our lender counterparties to seek forbearance, while simultaneously working to raise liquidity and de-lever our portfolio. We entered into an initial forbearance agreement on April 10, at which time we had already reduced our repurchase obligations to $5.8 billion from $9.5 billion on March 20. Through the rest of April and into May, we continued to generate liquidity and reduce our exposure to mark-to-market financing by selling assets. The initial forbearance period was extended on April 27 to June 1, and again on June 1 to June 26. When we emerged from forbearance on June 26, our balance sheet was materially different than at the beginning of the quarter, and our assets are now primarily comprised of residential whole loans. On the liability side, we have profoundly altered the nature of our financings to be more durable, with approximately two-thirds of our asset-based (secured) financing now containing non-mark-to-market collateral provisions.”

Mr. Knutson continued, “While MFA spent nearly the entire second quarter in forbearance, these agreements enabled us to liquidate assets at higher prices than would have been achievable in late March, through more judicious and orderly sales. Sales of residential mortgage securities and MSR-related assets in the second quarter generated net gains of approximately $177.5 million versus their March 31 marks, preserving significant book value relative to a sale of these securities in March. In addition, we were able to sell a large pool of Non-QM whole loans in the second quarter through a broad and competitive process. While this sale generated a significant loss of $127.2 million ($57.0 million of which was reflected in second quarter earnings), this sale process likely produced an execution that was significantly better than would have been achieved through a less orderly and non-competitive process, again preserving book value. Finally, the patience afforded us through forbearance also benefited the Company and its shareholders by permitting us to conduct a very competitive third party capital search that resulted not only in a capital investment, but also a strategic and collaborative partnership with Apollo and Athene.”

Mr. Knutson added, “MFA’s second quarter financial results were overwhelmingly driven by unusual events and transactions. In addition to the significant realized gains and losses through asset sales, we incurred substantial expenses associated with our capital raise, exit from forbearance and balance sheet restructuring. Further, we recognized losses associated with the termination of our interest rate swap position and we recorded a partial reversal of allowance for credit loss. It should also be noted that MFA’s interest expense for the second quarter was driven by expensive forbearance interest expense that is not indicative of borrowing expense on an ongoing basis. GAAP book value was up largely due to earnings for the quarter, but Economic book value was also up as a result of continued asset price appreciation on our residential whole loans held at carrying value. Finally, we are pleased to report that in addition to reinstating preferred stock dividends, we will resume paying a common stock dividend, as today we declared a cash dividend of $0.05 per share, payable on October 30, 2020 to stockholders of record on September 30, 2020.”

Q2 2020 Portfolio Activity

MFA’s residential mortgage investment portfolio decreased by $3.4 billion during the second quarter, primarily due to asset sales and portfolio run-off. Assets with an amortized cost basis totaling $3.2 billion were sold for $3.3 billion, resulting in net realized gains of $49.5 million.

At June 30, 2020, the net carrying value of our investments in residential whole loans totaled $5.9 billion. Of this amount, $4.7 billion is recorded at carrying value and $1.2 billion is recorded at fair value on our consolidated balance sheet. Loans held at carrying value generated an overall yield of 5.15% during the quarter, with purchased performing loans generating a yield of 5.17% and purchased credit deteriorated loans generating a yield of 5.07%. Rehabilitation loans that were more than 60 days delinquent increased to 21.1% at June 30, 2020, from 11.3% at March 31, 2020. The amount of purchased credit deteriorated loans that were more than 90 days delinquent, measured as a percentage of the unpaid principal balance, increased during the quarter and was 15.3% at June 30, 2020, compared to 12.4% at March 31, 2020. During the quarter loans held at carrying value with an amortized cost basis of $955.4 million were sold, realizing a loss of $127.2 million. However, after the reversal of a $70.2 million valuation allowance that was recorded at the end of the first quarter on certain loans that were designated as held for sale, the resulting net loss for the second quarter on the sale of loans was $57.0 million.

Net gains for the quarter on residential whole loans measured at fair value through earnings were $20.3 million, including unrealized gains in the fair value of the underlying loans of $2.0 million, and $18.3 million of coupon interest payments and other gains realized during the quarter. The percentage amount of fair value loans that were more than 90 days delinquent marginally increased to 48.8% at June 30, 2020 from 48.2% at March 31, 2020.

In addition, as of the end of the quarter, we held approximately $349 million of REO properties, which has decreased from $411 million as of the end of the first quarter as foreclosure activity slowed, while asset sales continued. MFA’s proactive asset management team has been able to shorten liquidation timelines and increase property sale proceeds, leading to improved outcomes and better returns.

During the quarter, the Company disposed of approximately $1.0 billion of Legacy Non-Agency MBS, realizing net gains of $163.8 million. In addition, the Company sold $535.7 million of Agency MBS, realizing a gain of $3.6 million. With these sales, MFA has exited its remaining Agency MBS and the substantial majority of its Legacy Non-Agency MBS.

At the end of the second quarter, MFA held approximately $51.5 million of RPL/NPL MBS. During the quarter, the Company sold $37.0 million of these securities, realizing a loss of $12.7 million.  In addition, our investments in MSR-related assets totaled $254.2 million at June 30, 2020. During the quarter, the Company sold $574.9 million of term notes backed by MSR-related collateral, realizing a gain of $53.3 million. Our investments in CRT securities totaled $94.1 million at June 30, 2020. During the quarter the Company sold $207.4 million of CRT securities, realizing a loss of $25.0 million.

Included in Other income, net for the second quarter are $49.9 million of losses transferred from other comprehensive income, a component of shareholders’ equity, on previously unwound swaps that had been designated as a hedge for accounting purposes. These losses were required to be recognized in earnings as the Company concluded that due to the closing of new term financing transactions late in the second quarter, certain repurchase agreement financing repricings on a monthly basis that were expected to occur in future periods and that were intended to be hedged, are no longer considered probable of occurring.

For the second quarter, a reversal of the provision for credit losses of $15.2 million was recorded on residential whole loans held at carrying value. In addition, the valuation allowance to reduce the carrying value of Non-QM loans designated as held for sale at the end of the first quarter of $70.2 million was reversed as this loan sale was completed during the second quarter. The total allowance for credit losses recorded on residential whole loans held at carrying value at June 30, 2020 was $136.6 million. In addition, as of June 30, 2020, reserves for credit losses totaling approximately $2.1 million were recorded related to undrawn commitments on loans held at carrying value.

General and Administrative and other expenses

For the three months ended June 30, 2020, MFA’s costs for compensation and benefits and other general and administrative expenses were $16.2 million, or an annualized 2.64% of average stockholders’ equity for the quarter ended June 30, 2020. In addition, professional services and other costs of $40.0 million were incurred during the quarter related to negotiating forbearance arrangements with our lenders, entering into new financing arrangements and reinstating prior financing arrangements on the exit from forbearance. Going forward, we do not anticipate incurring any significant additional expenses related to exiting forbearance or refinancing activity.

The following table presents MFA’s asset allocation as of June 30, 2020, and the second quarter 2020 yield on average interest-earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 1 - Asset Allocation

At June 30, 2020	Residential Whole Loans, at Carrying Value (1)	Residential Whole Loans, at Fair Value	Non-Agency MBS	Credit Risk Transfer Securities	MSR-Related Assets	Other, net (2)	Total
($ in Millions)
Fair Value/Carrying Value	$4,677	$1,201	$54	$94	$254	$1,253	$7,533
Financing Agreements with non-mark-to-market collateral provisions	(1,779)	(258)	—	—	—	—	(2,037)
Financing Agreements with mark-to-market collateral provisions	(1,190)	(196)	(31)	(54)	(147)	(38)	(1,656)
Less Senior secured credit agreement	—	—	—	—	—	(481)	(481)
Less Securitized Debt	(117)	(399)	—	—	—	—	(516)
Less Convertible Senior Notes	—	—	—	—	—	(225)	(225)
Less Senior Notes	—	—	—	—	—	(97)	(97)
Net Equity Allocated	$1,591	$348	$23	$40	$107	$412	$2,521
Debt/Net Equity Ratio (3)	1.9	x	2.5	x	1.3	x	1.4	x	1.4	x	2.0	x

For the Quarter Ended June 30, 2020
Yield on Average Interest Earning Assets (4)(5)	5.15%	N/A	9.11%	4.85%	9.96%	5.29%
Less Average Cost of Funds (6)	(6.30)	(5.55)	(5.51)	(4.95)	(6.21)	(6.19)
Net Interest Rate Spread	(1.15)%	N/A	3.60%	(0.10)%	3.75%	(0.90)%

(1)	Includes $2.5 billion of Non-QM loans, $832.9 million of Rehabilitation loans, $487.3 million of Single-family rental loans, $155.1 million of Seasoned performing loans and $658.4 million of Purchased Credit Deteriorated Loans. At June 30, 2020, the total fair value of these loans is estimated to be approximately $4.7 billion.
(2)	Includes cash and cash equivalents and restricted cash, other assets and other liabilities.
(3)	Total Debt/Net Equity ratio represents the sum of borrowings under our financing agreements noted above as a multiple of net equity allocated.
(4)	Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset. At June 30, 2020, the amortized cost of our interest earning assets were as follows: Legacy Non-Agency MBS - $2.3 million; RPL/NPL MBS - $51.0 million; Credit Risk Transfer securities - $85.5 million; Residential Whole Loans at carrying value - $4.8 billion; and MSR-related assets - $216.2 million. In addition, the yield for residential whole loans at carrying value was 5.10%, net of 5 basis points of servicing fee expense incurred during the quarter. For GAAP reporting purposes, such expenses are included in Loan servicing and other related operating expenses in our statement of operations.
(5)	Interest payments received on residential whole loans at fair value is reported in Other Income as Net (loss)/gain on residential whole loans measured at fair value through earnings in our statement of operations. Accordingly, no yield is presented as such loans are not included in interest earning assets for reporting purposes.
(6)	Average cost of funds includes interest on repurchase agreements, the cost of swaps, Convertible Senior Notes, Senior Notes, securitized debt, Secured Term notes and Non-mark-to-market term-asset based financing. Cost of funding for the quarter ended June 30, 2020 includes the impact of amortization of losses previously recorded in OCI related to Swaps unwound during the quarter ended March 31, 2020 that had been previously designated as hedges for accounting purposes. The amortization of these losses increased the funding costs for total Residential whole loans, at carrying value and RPL/NPL MBS by 115 basis points and 174 basis points, respectively, for the quarter ended June 30, 2020.

The following table presents the activity for our residential mortgage asset portfolio for the three months ended June 30, 2020:

Table 2 - Investment Portfolio Activity Q2 2020

(In Millions)	March 31, 2020	Runoff (1)	Sales	Other (2)	June 30, 2020	Change
Residential whole loans and REO	$7,371	$(412)	$(974)	$241	$6,226	$(1,145)
RPL/NPL MBS	80	(2)	(50)	24	52	(28)
MSR-related assets	738	(6)	(522)	44	254	(484)
CRT securities	254	(4)	(232)	76	94	(160)
Legacy Non-Agency MBS	1,040	(22)	(853)	(162)	3	(1,037)
Agency MBS	553	(14)	(532)	(7)	—	(553)
Totals	$10,036	$(460)	$(3,163)	$216	$6,629	$(3,407)

(1)	Primarily includes principal repayments, cash collections on Purchased Credit Deteriorated Loans and sales of REO.

(2)	Primarily includes changes in fair value, net premium amortization/discount accretion and adjustments to record lower of cost or estimated fair value adjustments on REO. Also includes an adjustment to reflect the closing of a loan purchase transaction that was entered into in a prior period.

The following tables present information on our investments in residential whole loans.

Residential Whole Loans, at Carrying Value at June 30, 2020 and December 31, 2019:

Table 4 - Portfolio composition

(Dollars In Thousands)	June 30, 2020	December 31, 2019
Purchased Performing Loans:
Non-QM loans	$2,574,184	$3,707,245
Rehabilitation loans	862,895	1,026,097
Single-family rental loans	494,248	460,742
Seasoned performing loans	155,279	176,569
Total Purchased Performing Loans	4,086,606	5,370,653
Purchased Credit Deteriorated Loans (1)	726,513	698,717
Total Residential whole loans, at carrying value	$4,813,119	$6,069,370
Allowance for credit losses on residential whole loans held at carrying value	(136,589)	(3,025)
Total Residential whole loans at carrying value, net	$4,676,530	$6,066,345

Number of loans	14,689	17,082

(1)	The amortized cost basis of Purchased Credit Deteriorated Loans was increased by $62.6 million on January 1, 2020 in connection with the adoption of ASU 2016-13.

Table 5 - Yields and average balances

	For the Three-Month Period Ended
	June 30, 2020			March 31, 2020			June 30, 2019
(Dollars in Thousands)	Interest	Average Balance	Average Yield	Interest	Average Balance	Average Yield	Interest	Average Balance	Average Yield
Purchased Performing Loans:
Non-QM loans	$37,259	$3,061,828	4.87%	$49,070	$4,132,283	4.75%	$26,578	$2,056,705	5.17%
Rehabilitation loans	13,312	929,921	5.73%	15,327	1,035,738	5.92%	13,256	757,299	7.00%
Single-family rental loans	7,268	500,846	5.80%	7,343	489,338	6.00%	3,926	258,589	6.07%
Seasoned performing loans	2,253	160,695	5.61%	2,600	171,726	6.06%	3,122	211,280	5.91%
Total Purchased Performing Loans	60,092	4,653,290	5.17%	74,340	5,829,085	5.10%	46,882	3,283,873	5.71%
Purchased Credit Deteriorated Loans	9,335	736,225	5.07%	9,146	755,453	4.84%	10,997	764,740	5.75%
Total Residential whole loans, at carrying value	$69,427	$5,389,515	5.15%	$83,486	$6,584,538	5.07%	$57,879	$4,048,613	5.72%

Table 6 - Credit related metrics

June 30, 2020

					Weighted
			Unpaid	Weighted	Average	Weighted	Weighted	Aging by Amortized Cost Basis
			Principal	Average	Term to	Average	Average		Past Due Days
	Carrying	Amortized	Balance	Coupon	Maturity	LTV	Original
(Dollars In Thousands)	Value	Cost Basis	(“UPB”)	(1)	(Months)	Ratio (2)	FICO (3)	Current	30-59	60-89	90+
Purchased Performing Loans:
Non-QM loans (4)	$2,542,831	$2,574,184	$2,501,547	5.87%	354	64%	712	$2,502,521	$24,927	$23,192	$23,544
Rehabilitation loans (4)	832,895	862,895	862,895	7.26	6	63	720	620,315	60,762	65,226	116,592
Single-family rental loans (4)	487,317	494,248	489,947	6.28	321	70	734	444,308	25,428	12,730	11,782
Seasoned performing loans (4)	155,055	155,279	169,469	3.76	176	42	723	150,800	1,740	442	2,297
Purchased Credit Deteriorated Loans (4)(5)	658,432	726,513	838,673	4.46	291	79	N/A	N/M	N/M	N/M	105,536
Residential whole loans, at carrying value, total or weighted average	$4,676,530	$4,813,119	$4,862,531	5.86%	272

December 31, 2019

					Weighted
			Unpaid	Weighted	Average	Weighted	Weighted	Aging by UPB
			Principal	Average	Term to	Average	Average		Past Due Days
	Carrying	Amortized	Balance	Coupon	Maturity	LTV	Original
(Dollars In Thousands)	Value	Cost Basis	(“UPB”)	(1)	(Months)	Ratio (2)	FICO (3)	Current	30-59	60-89	90+
Purchased Performing Loans:
Non-QM loans (4)	$3,706,857	$3,707,245	$3,592,701	5.96%	368	67%	716	$3,492,533	$59,963	$19,605	$20,600
Rehabilitation loans (4)	1,023,766	1,026,097	1,026,097	7.30	8	64	717	868,281	67,747	27,437	62,632
Single-family rental loans (4)	460,679	460,741	457,146	6.29	324	70	734	432,936	15,948	2,047	6,215
Seasoned performing loans	176,569	176,569	192,151	4.24	181	46	723	187,683	2,164	430	1,874
Purchased Credit Impaired Loans (5)	698,474	698,718	873,326	4.46	294	81	N/A	N/M	N/M	N/M	108,998
Residential whole loans, at carrying value, total or weighted average	$6,066,345	$6,069,370	$6,141,421	5.96%	288

(1)	Weighted average is calculated based on the interest bearing principal balance of each loan within the related category. For loans acquired with servicing rights released by the seller, interest rates included in the calculation do not reflect loan servicing fees. For loans acquired with servicing rights retained by the seller, interest rates included in the calculation are net of servicing fees.

(2)	LTV represents the ratio of the total unpaid principal balance of the loan to the estimated value of the collateral securing the related loan as of the most recent date available, which may be the origination date. For Rehabilitation loans, the LTV presented is the ratio of the maximum unpaid principal balance of the loan, including unfunded commitments, to the estimated “after repaired” value of the collateral securing the related loan, where available. For certain Rehabilitation loans, totaling $280.6 million and $269.2 million at June 30, 2020 and December 31, 2019, respectively, an after repaired valuation was not obtained and the loan was underwritten based on an “as is” valuation. The weighted average LTV of these loans based on the current unpaid principal balance and the valuation obtained during underwriting, is 68% and 69% at June 30, 2020 and December 31, 2019, respectively. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful.

(3)	Excludes loans for which no Fair Isaac Corporation (“FICO”) score is available.

(4)	At June 30, 2020 and December 31, 2019 the difference between the Carrying Value and Amortized Cost Basis represents the related allowance for credit losses.

(5)	Purchased Credit Deteriorated Loans tend to be characterized by varying performance of the underlying borrowers over time, including loans where multiple months of payments are received in a period to bring the loan to current status, followed by months where no payments are received. Accordingly, delinquency information is presented for loans that are more than 90 days past due that are considered to be seriously delinquent.

Table 7 - Credit related metrics

The following table presents a roll-forward of the allowance for credit losses on the Company’s Residential Whole Loans, at Carrying Value:

	Six Months Ended June 30, 2020
(Dollars In Thousands)	Non-QM Loans	Rehabilitation Loans (1)(2)	Single-family Rental Loans	Seasoned Performing Loans	Purchased Credit Deteriorated Loans (3)	Totals
Allowance for credit losses at December 31, 2019	$388	$2,331	$62	$—	$244	$3,025
Transition adjustment on adoption of ASU 2016-13 (4)	6,904	517	754	19	62,361	70,555
Current provision	26,358	33,213	6,615	230	8,481	74,897
Write-offs	—	(428)	—	—	(219)	(647)
Valuation adjustment on loans held for sale	70,181	—	—	—	—	70,181
Allowance for credit and valuation losses at March 31, 2020	$103,831	$35,633	$7,431	$249	$70,867	$218,011
Current provision/(reversal)	(2,297)	(5,213)	(500)	(25)	(2,579)	(10,614)
Write-offs	—	(420)	—	—	(207)	(627)
Valuation adjustment on loans held for sale	(70,181)	—	—	—	—	(70,181)
Allowance for credit losses at June 30, 2020	$31,353	$30,000	$6,931	$224	$68,081	$136,589

	Six Months Ended June 30, 2019
(Dollars In Thousands)	Non-QM Loans	Rehabilitation Loans	Single-family Rental Loans	Seasoned Performing Loans	Purchased Credit Deteriorated Loans	Totals
Allowance for credit losses at December 31, 2018	$—	$—	$—	$—	$968	$968
Current provision	—	500	—	—	183	683
Write-offs	—	—	—	—	—	—
Allowance for credit losses at March 31, 2019	$—	$500	$—	$—	$1,151	$1,651
Current provision	—	—	—	—	385	385
Write-offs	—	(50)	—	—	—	(50)
Allowance for credit losses at June 30, 2019	$—	$450	$—	$—	$1,536	$1,986

(1)	In connection with purchased Rehabilitation loans, the Company had unfunded commitments of $94.5 million, with an allowance for credit losses of $2.1 million at June 30, 2020. Such allowance is included in “Other liabilities” in the Company’s consolidated balance sheets (see Note 9).

(2)	Includes $181.8 million of loans that were assessed for credit losses based on a collateral dependent methodology.

(3)	Includes $100.0 million of loans that were assessed for credit losses based on a collateral dependent methodology.

(4)	Of the $70.6 million of reserves recorded on adoption of ASU 2016-13, $8.3 million was recorded as an adjustment to stockholders’ equity and $62.4 million was recorded as a “gross up” of the amortized cost basis of Purchased Credit Deteriorated Loans.

Residential Whole Loans, at fair value at June 30, 2020 and December 31, 2019:

Table 8 - Credit related metrics

(Dollars in Thousands)	June 30, 2020	December 31, 2019
Less than 60 Days Past Due:
Outstanding principal balance	$593,389	$666,026
Aggregate fair value	$545,953	$641,616
Weighted Average LTV Ratio (1)	74.64%	76.69%
Number of loans	2,981	3,159

60 Days to 89 Days Past Due:
Outstanding principal balance	$79,684	$58,160
Aggregate fair value	$69,303	$53,485
Weighted Average LTV Ratio (1)	82.43%	79.48%
Number of loans	342	313

90 Days or More Past Due:
Outstanding principal balance	$694,590	$767,320
Aggregate fair value	$585,725	$686,482
Weighted Average LTV Ratio (1)	88.06%	89.69%
Number of loans	2,642	2,983
Total Residential whole loans, at fair value	$1,200,981	$1,381,583

(1)	LTV represents the ratio of the total unpaid principal balance of the loan, to the estimated value of the collateral securing the related loan. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful.

Table 9 - Net (loss)/gain on residential whole loans measured at fair value through earnings

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2020	2019	2020	2019
Coupon payments, realized gains, and other income received (1)	$18,171	$24,007	$37,207	$45,763
Net unrealized gains/(losses)	2,010	21,188	(72,546)	20,128
Net gain on transfers to REO	139	6,278	2,899	10,849
Total	$20,320	$51,473	$(32,440)	$76,740

(1)	Primarily includes gains on liquidation of non-performing loans, including the recovery of delinquent interest payments, recurring coupon interest payments received on mortgage loans that are contractually current, and cash payments received from private mortgage insurance on liquidated loans.

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Thursday, August 6, 2020, at 11:30 a.m. (Eastern Time) to discuss its second quarter 2020 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page. To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software. Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

Cautionary Language Regarding Forward-Looking Statements

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may,” the negative of these words or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements include information about possible or assumed future results with respect to our business, financial condition, liquidity, results of operations, plans and objectives.  Statements regarding the following subjects, among others, may be forward-looking: risks related to the ongoing spread of the novel coronavirus and the COVID-19 pandemic, including its effect on the general economy and our business, financial position and results of operations (including, among other potential effects, increased delinquencies and greater than expected losses in our whole loan portfolio);changes in interest rates and the market (i.e., fair) value of MFA’s residential whole loans, MBS and other assets; changes in the prepayment rates on residential mortgage assets, an increase of which could result in a reduction of the yield on certain investments in its portfolio and could require MFA to reinvest the proceeds received by it as a result of such prepayments in investments with lower coupons, while a decrease in which could result in an increase in the interest rate duration of certain investments in MFA’s portfolio making their valuation more sensitive to changes in interest rates and could result in lower forecasted cash flows; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans in MFA’s residential whole loan portfolio; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income, the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by MFA to accrete the market discount on residential whole loans and the extent of prepayments, realized losses and changes in the composition of MFA’s residential whole loan portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals and whole loan modifications, foreclosures and liquidations; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as MFA’s Board deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the “Investment Company Act”), including statements regarding the concept release issued by the Securities and Exchange Commission (“SEC”) relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to continue growing its residential whole loan portfolio, which is dependent on, among other things, the supply of loans offered for sale in the market; expected returns on MFA’s investments in nonperforming residential whole loans (“NPLs”), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; targeted or expected returns on MFA’s investments in recently-originated loans, the performance of which is, similar to MFA’s other mortgage loan investments, subject to, among other things, differences in prepayment risk, credit risk and financing cost associated with such investments; risks associated with MFA’s investments in MSR-related assets, including servicing, regulatory and economic risks, risks associated with our investments in loan originators, and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements are based on beliefs, assumptions and expectations of MFA’s future performance, taking into account all information currently available. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)	June 30, 2020	December 31, 2019
	(Unaudited)
Assets:
Residential whole loans:
Residential whole loans, at carrying value ($4,556,213 and $4,847,782 pledged as collateral, respectively) (1)	$4,813,119	$6,069,370
Residential whole loans, at fair value ($691,660 and $794,684 pledged as collateral, respectively) (1)	1,200,981	1,381,583
Allowance for credit losses on residential whole loans held at carrying value	(136,589)	(3,025)
Total residential whole loans, net	5,877,511	7,447,928
Residential mortgage securities, at fair value ($148,210 and $3,966,591 pledged as collateral, respectively)	148,343	3,983,519
Mortgage servicing rights (“MSR”) related assets ($255,035 and $1,217,002 pledged as collateral, respectively)	254,228	1,217,002
Cash and cash equivalents	666,172	70,629
Restricted cash	7,680	64,035
Other assets	613,474	784,251
Total Assets	$7,567,408	$13,567,364

Liabilities:
Financing agreements ($4,194,324 and $0 held at fair value, respectively)	$5,011,356	$10,031,606
Other liabilities	35,001	151,806
Total Liabilities	$5,046,357	$10,183,412

Stockholders’ Equity:
Preferred stock, $.01 par value; 7.50% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	$80	$80
Preferred stock, $.01 par value; 6.50% Series C fixed-to-floating rate cumulative redeemable; 12,650 shares authorized; 11,000 shares issued and outstanding ($275,000 aggregate liquidation preference)	110	—
Common stock, $.01 par value; 874,300 and 886,950 shares authorized; 453,244 and 452,369 shares issued and outstanding, respectively	4,532	4,524
Additional paid-in capital, in excess of par	3,922,399	3,640,341
Accumulated deficit	(1,451,783)	(631,040)
Accumulated other comprehensive income	45,713	370,047
Total Stockholders’ Equity	$2,521,051	$3,383,952
Total Liabilities and Stockholders’ Equity	$7,567,408	$13,567,364

(1)	Includes approximately $181.4 million and $186.4 million of Residential whole loans, at carrying value and $506.7 million and $567.4 million of Residential whole loans, at fair value transferred to consolidated VIEs at June 30, 2020 and December 31, 2019, respectively. Such assets can be used only to settle the obligations of each respective VIE.

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands, Except Per Share Amounts)	2020	2019	2020	2019
	(Unaudited)
Interest Income:
Residential whole loans held at carrying value	$69,427	$57,879	$152,913	$107,499
Residential mortgage securities	4,975	72,395	49,349	151,037
MSR-related assets	9,741	12,338	23,948	22,958
Other interest-earning assets	3,165	1,287	6,072	2,593
Cash and cash equivalent investments	60	1,036	546	1,800
Interest Income	$87,368	$144,935	$232,828	$285,887

Interest Expense:
Asset-backed and other collateralized financing arrangements	$82,085	$81,826	$159,945	$158,841
Other interest expense	5,906	3,218	11,805	5,229
Interest Expense	$87,991	$85,044	$171,750	$164,070

Net Interest (Expense)/Income	$(623)	$59,891	$61,078	$121,817

Reversal/(Provision) for credit and valuation losses on residential whole loans and other financial instruments	$85,377	$(385)	$(65,334)	$(1,190)
Net Interest Income/(Expense) after Provision for Credit and Valuation Losses	$84,754	$59,506	$(4,256)	$120,627

Other Income, net:
Impairment and other losses on securities available-for-sale and other assets	$(5,094)	$—	$(424,745)	$—
Net realized gain/(loss) on sales of residential mortgage securities and residential whole loans	49,485	7,710	(188,895)	32,319
Net unrealized gain/(loss) on residential mortgage securities measured at fair value through earnings	64,438	—	(13,523)	8,672
Net gain/(loss) on residential whole loans measured at fair value through earnings	20,320	51,473	(32,440)	76,740
Loss on terminated swaps previously designated as hedges for accounting purposes	(49,857)	—	(49,857)	—
Other, net	(2,935)	(2,321)	(4,946)	(9,700)
Other Income/(Loss), net	$76,357	$56,862	$(714,406)	$108,031

Operating and Other Expense:
Compensation and benefits	$8,578	$7,841	$17,477	$16,395
Other general and administrative expense	7,652	5,934	12,227	10,579
Loan servicing and other related operating expenses	8,337	9,553	19,617	19,787
Costs associated with restructuring/forbearance agreement	39,966	—	44,434	$—
Operating and Other Expense	$64,533	$23,328	$93,755	$46,761

Net Income/(Loss)	$96,578	$93,040	$(812,417)	$181,897
Less Preferred Stock Dividend Requirement	$8,144	$3,750	$13,359	7,500
Net Income/(Loss) Available to Common Stock and Participating Securities	$88,434	$89,290	$(825,776)	$174,397

Basic Earnings/(Loss) per Common Share	$0.19	$0.20	$(1.82)	$0.39
Diluted Earnings/(Loss) per Common Share	$0.19	$0.20	$(1.82)	$0.38

Reconciliation of GAAP Book Value per Common Share to non-GAAP Economic Book Value per Common Share

“Economic book value” is a non-GAAP financial measure of our financial position. To calculate our Economic book value, our portfolios of Residential whole loans at carrying value are adjusted to their fair value, rather than the carrying value that is required to be reported under the GAAP accounting model applied to these loans. This adjustment is also reflected in our end of period stockholders’ equity in the table below. Management considers that Economic book value provides investors with a useful supplemental measure to evaluate our financial position as it reflects the impact of fair value changes for all of our residential mortgage assets, irrespective of the accounting model applied for GAAP reporting purposes. Economic book value does not represent and should not be considered as a substitute for Stockholders’ Equity, as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of our GAAP book value per common share to our non-GAAP Economic book value per common share for the quarterly periods below:

(In Millions, Except Per Share Amounts)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
GAAP Total Stockholders’ Equity	$2,521.1	$2,440.7	$3,384.0	$3,403.4	$3,403.4
Preferred Stock, liquidation preference	(475.0)	(475.0)	(200.0)	(200.0)	(200.0)
GAAP Stockholders’ Equity for book value per common share	2,046.1	1,965.7	3,184.0	3,203.4	3,203.4
Adjustments:
Fair value adjustment to Residential whole loans, at carrying value	(25.3)	(113.5)	182.4	145.8	131.2

Stockholders’ Equity including fair value adjustment to Residential whole loans, at carrying value (Economic book value)	$2,020.8	$1,852.2	$3,366.4	$3,349.2	$3,334.6

GAAP book value per common share	$4.51	$4.34	$7.04	$7.09	$7.11
Economic book value per common share	$4.46	$4.09	$7.44	$7.41	$7.40
Number of shares of common stock outstanding	453.2	453.1	452.4	451.7	450.6